Exhibit 99.3

SECOND AMENDMENT

TO THE

WOODWARD GOVERNOR COMPANY RETIREMENT SAVINGS PLAN

The Woodward Governor Company Retirement Savings Plan (As Amended and Restated Effective as of January 1, 2007) (the “Plan”) is hereby amended, effective as of April 3, 2009 (unless otherwise provided herein), as follows:

1.	The Plan is hereby amended by the addition of the Supplement A thereto, as set forth in Exhibit I attached hereto.

2.	Except as set forth herein, the Plan shall remain in full force and effect.

Executed this 21st day of April, 2009.

WOODWARD GOVERNOR COMPANY

/s/ Thomas A. Gendron
Thomas A. Gendron Chairman of the Board of Directors

EXHIBIT I

SUPPLEMENT A

PROVISIONS APPLICABLE TO EMPLOYEES OF WOODWARD HRT, INC.

Section A-1 Application. The provisions of this Supplement A shall apply with respect to Worker Members who are employees of Woodward HRT, Inc. (an “HRT Participant” or the “HRT Participants”). Except as otherwise provided in this Supplement A, all provisions of the Plan shall apply to HRT Participants. Unless the context otherwise requires, the term “Company” shall include, in addition to Woodward Governor Company, Woodward HRT, Inc. for purposes of participation of Worker Members in the Plan, contributions under Article 4, Section 5.2, Article 6, and Article 19 and provisions relating thereto.

Section A-2 Worker Member. Notwithstanding any provision of Article 16, the term “Worker Member” shall include an employee of Woodward HRT, Inc.

Section A-3 Participation. Notwithstanding any provision of Section 3.1, for purposes of determining whether an HRT Participant is eligible to participate in various components of the Plan in accordance with Section 2.1, the HRT Participant shall be credited with service for all periods of employment with HR Textron Inc., Textron Inc. or any entity that was, on or prior to April 3, 2009, a member of the controlled group with Textron Inc. (determined in accordance with Code Section 414(b), (c), (m) or (o)) or their predecessors (provided that the HRT Participant was employed by HR Textron Inc. immediately before April 3, 2009 and became a Worker Member as of such date and provided further that Textron Inc. recognized such service for purposes of eligibility under the Textron Savings Plan). However, in no event shall any HRT Participant be eligible for Grandfathered Contributions under Section 5.3 of the Plan or for participation in the ESOP component of the Plan pursuant to Article 9.

Section A-4 Contributions .

A-4.1 Payroll Deferrals. For purposes of Section 4.1, an HRT Participant’s election in effect under the Textron Savings Plan on April 3, 2009 to have a percentage of his Eligible Compensation (as defined under the Textron Savings Plan) contributed to the Textron Savings Plan as a Pre-Tax Contribution (as defined under the Textron Savings Plan) shall be deemed to be such HRT Participant’s authorization pursuant to Section 4.1 of the Plan to have an equivalent percentage of the HRT Participant’s Eligible Pay contributed to the Plan as Payroll Deferrals. For purposes of this Section A-4.1, any HRT Participant’s election under the Textron Savings Plan expressed as a dollar amount shall be treated as an election to have a corresponding percentage of the HRT Participant’s Eligible Pay contributed to the Plan, determined by dividing such dollar amount by the HRT Participant’s Eligible Pay as of April 3, 2009 and multiplying such fraction by 100% (adjusted to the nearest whole percentage). Any such deemed authorization shall be effective as of April 3, 2009 and shall remain in effect until the HRT Participant changes such authorization in accordance with Section 4.3.

A-4.2 Roth Elective Deferrals. For purposes of Article 19, an HRT Participant’s election in effect under the Textron Savings Plan on April 3, 2009 to have a percentage of his Eligible Compensation (as defined under the Textron Savings Plan) contributed to the Textron Savings Plan as a Roth Contribution (as defined under the Textron Savings Plan)

shall be deemed to be such HRT Participant’s election pursuant to Section 19.1 to have an equivalent percentage of the HRT Participant’s Eligible Pay contributed to the Plan as a Roth elective deferral. For purposes of this Section A-4.2, any HRT Participant’s election under the Textron Savings Plan expressed as a dollar amount shall be treated as an election to have a corresponding percentage of the HRT Participant’s Eligible Pay contributed to the Plan, determined by dividing such dollar amount by the HRT Participant’s Eligible Pay as of April 3, 2009 and multiplying such fraction by 100% (adjusted to the nearest whole percentage). Any such deemed election shall be effective as of April 3, 2009 and shall remain in effect until the HRT Participant changes such election in accordance with Section 4.3 and Article 19.

A-4.3 After-Tax Contributions. An HRT Participant’s election to contribute a portion of his compensation to the Textron Savings Plan as an After-Tax Contribution (as defined under the Textron Savings Plan) in effect as of April 3, 2009 shall have no force or effect for purposes of the Plan.

A-4.4 Company Matching Contributions. Notwithstanding any provision of Section 5.2 to the contrary, the amount of a Company Matching Contribution for a Plan Year on behalf of any HRT Participant shall be equal to fifty percent (50%) of the sum of the HRT Participant’s Payroll Deferrals (excluding Catch-Up Contributions) and Roth elective deferrals up to a maximum of five percent (5%) of the HRT Participant’s Eligible Pay.

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